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FOR IMMEDIATE RELEASE
US AIRWAYS ANNOUNCES RESIGNATION OF RICHARD SCHIFTER
FROM ITS BOARD OF DIRECTORS
          TEMPE, Ariz., Nov. 15, 2006 — US Airways (NYSE: LCC) announced that Richard Schifter resigned from the Boards of Directors of US Airways Group, Inc., US Airways, Inc., America West Airlines Inc. and America West Holdings Corporation effective Nov. 13, 2006. Schifter is a partner of Texas Pacific Group (TPG), an investment firm. He has served as a director of America West Holdings Corporation and America West Airlines, Inc. since 1994 and became a member of the Boards of US Airways Group, Inc. and US Airways, Inc. on September 27, 2005 upon the effectiveness of the merger.
          Doug Parker, US Airways Chairman and CEO said, “We are extremely grateful to Rick for his years of dedicated service as a board member of both US Airways and America West before that. Rick’s knowledge of the airline industry, counsel, support and guidance have been invaluable to the company.”
          Parker continued, “In advising me of his resignation, Rick explained that the ever-increasing demands on his time at TPG and its various portfolio companies made it appropriate that he step down from the Boards at this time.”
          Schifter added, “TPG has been an investor in the airlines industry for over a decade and we believe that consolidation in the industry is inevitable and in the best interests of all constituents. In that regard, I fully support US Airways’ proposal to Delta Air Lines, announced earlier today, and believe that the proposed transaction could create significant value.”
          US Airways is the fifth largest domestic airline employing nearly 35,000 aviation professionals worldwide. US Airways, US Airways Shuttle and US

Airways Express operate approximately 3,800 flights per day and serve more than 230 communities in the U.S., Canada, Europe, the Caribbean and Latin America. The new US Airways — the product of a merger between America West and US Airways in September 2005 — is a member of the Star Alliance, which provides connections for our customers to 841 destinations in 157 countries worldwide. This press release and additional information on US Airways can be found at www.usairways.com. (LCCG)
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